EXHIBIT 10.29

RELOCATION MANAGEMENT AGREEMENT

This agreement is between Hologic, Inc. with a place of business at 35 Crosby Drive Bedford, MA 01730 (herein the “Client”) and NRT New England Incorporated D/B/A Coldwell Banker Residential Brokerage with its principal place of business at 1601 Trapelo Road, Reservoir Place, Suite 24, Waltham, MA 02451 (herein Coldwell Banker), effective as of this 1st day of December, 2004.

1.	Terms and Conditions. This Agreement sets forth the terms and conditions pursuant to which Coldwell Banker (and its subsidiaries, affiliates and selected suppliers) will provide the services described in the Exhibits A attached hereto and made a part hereof. Defined terms herein shall have the meanings as set forth in the Exhibits A.

2.	Services to Subsidiaries and Affiliates. Client will have the right to authorize services for its subsidiaries, affiliates or other entities under this Agreement, and Client will remain responsible under this Agreement for any such services provided.

3.	Assignment and Succession. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Neither party may assign its rights hereunder without the written permission of the other party; however, Coldwell Banker may assign its rights hereunder for purposes of financing, which shall not affect the performance of its obligations hereunder. Coldwell Banker will be responsible for providing the services described herein throughout the term of this Agreement.

4.	Independent Contractor. Coldwell Banker is an independent contractor and not a partner, employee, agent, or joint venturer of the Client.

5.	Tax Advice. Coldwell Banker is being retained to administer a relocation program in accordance with the Client’s relocation policy. Coldwell Banker makes no representations concerning the tax consequences of any transaction, or the tax-effectiveness of any program, under this Agreement.

6.	Notice. All notices under this Agreement shall be in writing and shall be deemed to have been duly submitted when received by the respective party at the address set forth below, or such other address as that party may specify to the other by notice as provided herein:

Coldwell Banker Residential Brokerage of New England

1601 Trapelo Road

Reservoir Place, Suite 24

Waltham, MA 02451

Attention: Relocation/Corporate Services

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attention: Vice President, Finance

7.	Governing Law. The laws of the State of Massachusetts shall govern this Agreement, and the parties agree that the state and federal courts located in the State of Massachusetts shall have exclusive jurisdiction over any lawsuits brought under this Agreement.

8.	Attorney’s Fees. If either party brings an action to enforce the terms hereof or declare the rights of the parties hereunder, the prevailing party as determined by the court in any such action, on trial or appeal, shall be entitled to recover from the other party the reasonable costs and attorney’s fees incurred in connection with such action.

9.	Responsibilities of the Parties. (a) Coldwell Banker will be responsible for providing its services under this Agreement in a commercially reasonable manner and in accordance with all applicable federal, state, and local laws. Coldwell Banker agrees to indemnify and hold the Client and its Employees harmless from all claims, liability, losses, damages, expenses, and lawsuits (including reasonable attorney’s fees) that may arise out of the breach of this Agreement, the willful misconduct, or any negligent act or omission by Coldwell Banker, its employees, agents, or selected suppliers, in the performance of its obligations hereunder, except to the appropriate extent of any negligence on the part of the Client, its employees, its agents, or suppliers chosen by the Client that do not have a prior relationship with Coldwell Banker.

(b)	Client. Except to the proportionate extent of Coldwell Banker’s responsibility described in (a) above, the Client agrees to indemnify, and hold Coldwell Banker harmless from all claims, liability, losses, damages, expenses, lawsuits, and costs of collection (including reasonable attorney’s fees) that may arise out of any transaction or service performed under this Agreement and any Exhibit, including without limitation, those arising from (i) encumbrances upon title of a Home, (ii) defects in the physical or structural condition of any home (including but not limited to, hazardous or toxic materials and gases), (iii) fraud, deceit, failure to disclose, or misrepresentation by any person receiving services hereunder, (iv) failure or inability of any person receiving benefits hereunder to make a payment, adjustment, or repayment, to make a total refund under the appropriate circumstances, or to fulfill any other obligation to Coldwell Banker, or (v) inaccurate or untimely information provided by or through the Client, its employees or its vendors.

(c)	The rights and responsibilities under this section shall survive the termination of the Agreement. Each party shall be subrogated to the rights of the other party upon performance of its obligations under this section.

10.	Payment. Coldwell Banker’s fees, costs, expenses, or any other invoiced amounts as set forth in any Exhibit, shall be paid within 30 days of the receipt of the invoice. Payment of those portions of invoices not subject to disputes shall not be withheld pending resolution of disputes as to other portions. The Client agrees to pay a finance charge of 1.5% of the undisputed, unpaid amount per month or fraction thereof (or the highest rate allowed by law, whichever is lower). All monetary values herein are expressed in US Dollars.

11.	Financial Condition. Coldwell Banker or its parent corporation, Cendant Corporation, may perform periodic reviews of the Client’s financial condition to evaluate the Client’s ability to perform its financial obligations under this Agreement. This review is necessary in order for Cendant Corporation to continue to fund employee home equity on behalf of the Client during the Home Sale process, as well as paying van lines for employee household goods’ shipments in advance of billing the Client. Based on the results of this review, Coldwell Banker may, upon prior notice to the Client, temporarily suspend the provision of services, including the execution of contracts of purchase or sale.

12.	Mutual Cooperation. Coldwell Banker and the Client will cooperate to enable each party to perform its obligations under this Agreement. Coldwell Banker has relied on projections and assumptions made by the Client with respect to its relocation program when determining the services and pricing structure to be offered to the Client. Should these projections or assumptions change and adversely affect the volume or character of the services to be provided by Coldwell Banker, the parties agree to re-evaluate and re-negotiate, in good faith, service fees and other provisions hereunder. Coldwell Banker may introduce improved procedures and documents for the mutual benefit of both parties that do not materially affect either party’s rights and obligations.

13.	Audit of Records. Coldwell Banker will maintain complete records of all transactions under this Agreement for a period of 2 years from the date on which the service is rendered. Such records shall be available for audit by the Client at the offices of Coldwell Banker during regular business hours upon reasonable prior notice. Audits shall be subject to Coldwell Banker’s standard audit guidelines (available upon request). Should the Client wish to deviate from Coldwell Banker’s standard audit guidelines, additional costs may apply.

14.	Confidentiality. The Client and Coldwell Banker understand that each will deliver to the other confidential and proprietary information in performing under this Agreement, and each agrees to keep confidential all information received by it hereunder and treat it as it would treat its own confidential and proprietary information. Each party agrees that it will not show, nor permit to be shown, any copies of, or terms and conditions of, this Agreement or any subsequent agreements between the parties to any third party without the prior approval of the other party, unless required by law.

15.	Termination. (a) Either party may terminate this Agreement for convenience upon written notice to the other party, which termination shall be effective: (i) sixty [60] days after the date on which notice of termination is mailed, or (ii) on any later date stated in the notice. (“Termination Date”) If either party terminates the Agreement for convenience, Coldwell Banker will complete all services still in process at the effective termination date, unless otherwise directed by the Client.

(b)	Either party may terminate this Agreement for cause upon written notice to the other party, which termination shall be effective immediately: (i) upon either party’s breach of the terms of this Agreement, including the Client’s failure to pay any and all undisputed invoices which remain in arrears despite written request for payment, or (ii) upon either party’s determination that the other party’s financial condition has deteriorated, or may deteriorate, such that its ability to perform under this Agreement may be delayed or adversely affected (“Termination Date”). If the Agreement is terminated for cause, Coldwell Banker will not be obligated to complete services in process, make any Offers to the Client’s Employees, or purchase any Homes of Employees for which Coldwell Banker has made an Offer and Acceptance has not occurred.

(c)	Except as otherwise mutually agreed, after notice of termination is given by either party, the Client or its designee will purchase all Inventory Homes. Coldwell Banker will be paid any equity payments and equity loans in addition to its Direct Expenses incurred and the fee for Appraised Value Sales or Special Homes, as appropriate, for each Home. Such purchase of Inventory Homes by the Client will occur prior to the Termination Date if the Agreement was terminated for convenience in accordance with (a) above, or within 5 days of the Termination Date if the Agreement was terminated for cause in accordance with (b) above.

(d)	All obligations of one party to the other existing as of the Termination Date shall survive the termination of this Agreement.

16.	Entire Agreement. This Agreement, together with any Exhibits, constitutes the entire agreement between the parties hereto and supersedes all prior understandings and agreements, written or oral, with respect to the services contemplated hereunder. This Agreement may be amended or modified, (including the addition of services outside the scope and intent of this Agreement, or a waiver of any provision of this Agreement), only by writing signed by both parties hereto. The waiver or the failure to insist upon the strict performance of any provision of this Agreement by either party shall not be construed as a waiver or relinquishment of the right to rely upon such provision on any future occasion. In the event that any provision of this Agreement or any Exhibit shall be held invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision(s) hereof and the affected provision shall be curtailed and limited only to the extent necessary to bring such provision within the legal requirements, and this Agreement, as so modified, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HOLOGIC, INC.	COLDWELL BANKER RESIDENTIAL BROKERAGE OF NEW ENGLAND

/s/ Glenn P. Muir	/s/ Lynn King
Name: Glenn P. Muir	Name: Lynn King
Title: Executive Vice President and Chief Financial Officer	Title: Sr. VP Corporate Services
Its Authorized Signatory	Its Authorized Signatory

EXHIBIT A

SERVICES AND PROCEDURES: DOMESTIC UNITED STATES

I. Definitions

The	following terms shall have the meanings as set forth below throughout the Agreement:

“Acceptance” shall mean submission by the employee of a written acceptance of Coldwell Banker’s Offer to purchase the Employee’s Home, together with all documents (properly completed, signed and notarized) required by Coldwell Banker, within sixty (60) days of Coldwell Banker’s Offer or five (5) days in the case of a Buyer Value Option Sale. The Offer shall be binding on Coldwell Banker only when all other required information and documents are received by Coldwell Banker (or its representative, as appropriate) and approved by Coldwell Banker.

“Amended Value Sale” shall mean the sale of a Home by an Employee to Coldwell Banker at a price equal to a bona fide third-party that is (i) higher than the Appraised Value or (ii) acceptable to the Employee, and approved by Coldwell Banker (the “Amended Value”).

“Appraised Value” shall mean the average of two (2) independent appraisals from a list of appraisers provided by Coldwell Banker. If the two appraisals vary by more than seven (7) percent of the higher of the two appraisals then a third independent appraisal shall be ordered and the Appraised Value shall be computed by averaging the two closest appraisals. If the three appraisals are equidistant from each other, the Appraised Value shall be computed by averaging all three appraisals.

“Appraised Value Sale” shall mean the sale of a Home by the Employee to Coldwell Banker at a price equal to the Home’s Appraised Value.

“Assigned Sale” shall mean assignment by the Employee to Coldwell Banker of an executed third party contract for the sale of the Employee’s Home.

“Authorization” shall mean the Client’s direction in writing or electronically that an Employee is eligible to receive services under this Agreement.

“Buyer Value Option Sale” shall mean the sale of a Home by an Employee to Coldwell Banker at a price equal to a bona fide third-party offer that is acceptable to the Employee and approved by Coldwell Banker.

“Cancellation” shall mean the withdrawal by the Client of a bona fide authorization.

“Direct Expenses” means expenses in connection with the purchase and sale of a Residence including, but not limited to: appraisals, inspections, title work, periodic physical inspections of the Residence, repairs and maintenance, liability and hazard insurance, utilities, mortgage payments, taxes, association fees, insurance, real estate broker commissions, closing services, loss on resale of Residence, and any other third-party charges directly attributable to specific Residences. It also means any reasonable out-of-pocket charges or expenses Coldwell Banker or the Designated Representative incurs in connection with assisting an Employee and members of the Employee’s household in relocating to the Destination City, including, but not limited to, third-party service provider charges and fees, mailing expenses in excess of two (2) overnight packages, toll charges, application fees and any other incidental expenses incurred on Employee’s behalf. Such Direct Expenses will be billed to Company as a pass-through charge with supporting documentation attached.

“Employee” shall mean any individual designated by the Client to receive services, or for Home Sale Services, also any other person to the extent that such a person has an interest in the Home of the designated individual.

“Equity Payment” shall mean payment of the Employee’s equity in the Home by Coldwell Banker.

“Expiration” shall mean the rejection of the Appraised Value Offer by an Employee, or the failure of the Employee to submit to Coldwell Banker all required documentation necessary to purchase the Home prior to the time frame described in the Offer.

“Home” shall mean improved real estate: (i) which is owned and used by an Employee as a principal year-round one or two family residence, including condominiums but excluding cooperative housing and mobile homes; (ii) which contains acreage within the norm and zoning limits for the locale or neighborhood; (iii) with respect to which insurance is available at standard rates for normal hazards of fire and extended coverage; (iv) with respect to which any leases can be terminated by Coldwell Banker with no more than sixty (60) days’ notice to the tenant; (v) whose value, as determined hereunder, falls between Seventy-Five Thousand Dollars ($75,000) and One and a Half Million Dollars ($1,500,000); (vi) which is not situated on or near a landfill, and does not contain any hazardous or toxic materials or gases, including but not limited to asbestos, lead paint, mold, or radon gas, in excess of governmental guidelines, if any; (vii) which is not sided by synthetic stucco products (commonly known as EIFS); (viii) in which the Employee has marketable title; and (ix) with respect to which mortgage financing is available at standard rates.

“Inventory Period” shall commence on the day that Coldwell Banker signs a contract of sale to purchase an Employee’s Home or the Employee vacates the Home, whichever comes later, and shall end on the day that Coldwell Banker closes the resale of such Home to a third-party purchaser. During the Inventory Period, a Home shall be an “Inventory Home”.

“Offer” shall mean a written offer from Coldwell Banker to the Employee to purchase the Employee’s Home.

“Special Home” shall mean improved real estate that (i) does not fit one or more of the characteristics set forth in the definition of “Home” above, (ii) involves special considerations or requires material deviations from procedures set forth in this Agreement. In the Coldwell Banker agrees to handle a Special Home, Coldwell Banker will provide services in accordance with the terms, conditions and Special Home pricing set forth herein, or as otherwise agreed in writing.

“Vacate Date” shall mean the date on which the Employee vacates the Home, which date shall be within sixty (60) days of Acceptance. Upon Acceptance the Employee will notify Coldwell Banker in writing of the Vacate Date.

II. Policy Counseling and Relocation Accounting

A.	Policy Counseling. Coldwell Banker will provide appropriate oral and written communication to Employees and their families regarding the Client’s relocation policy, including applicable administrative procedures and assistance with the resolution of problems related to the relocation process. In connection therewith, Coldwell Banker will provide assistance and consultation to the Client in the review of policy exceptions.

B.	Relocation Accounting. When requested additionally by the Client, Coldwell Banker (or its designated service partner) will track and/or pay agreed upon Client’s relocation expenses, calculate tax assistance (gross up) and/or withholding taxes in accordance with Coldwell Banker’s automated tax calculation capabilities, provide annual reporting on such expenses to the Employee and provide annual, quarterly or monthly reporting to the Client’s payroll and accounting departments using Coldwell Banker’s standard payroll and accounting report formats. Reporting in a customized format, at more frequent intervals or to multiple payroll locations may be provided upon request and an additional fee may be charged. Supporting documentation (expense reports, supplier invoices) shall be retained in Coldwell Banker’s files (or its designated service partner’s), and shall be available for Client audit, pursuant to section titled “Audit of Records” of this Agreement. Except to the proportionate extent caused by Coldwell Banker’s negligence or willful misconduct, Coldwell Banker assumes no responsibility for penalties or consequential, indirect, or incidental damages (including lost profits) arising out of its performance of relocation accounting functions on behalf of the Client.

III. Home Sale Services

A.	Marketing Assistance. Coldwell Banker will assist the Employee in marketing the Home by providing counseling and direction on the Client’s relocation policy and, with the advice of a local real estate broker/agent, on the listing price, sales strategies, corrective maintenance, etc., and in responding to any offers received in order to maximize the price received by the Employee. The Employee is not obligated to use any real estate broker recommended by Coldwell Banker and can request that Coldwell Banker refer the Employee to any broker of the Employee’s choice meeting Coldwell Banker’s qualification criteria.

B.	Home Sale Services. Coldwell Banker will support the sale of the Employee’s Home in accordance with the following procedures:

(1)	Buyer Value Option Sale. If the Employee locates a buyer for the Home, Coldwell Banker will purchase the Home from the Employee at the price offered by the buyer and then sell the Home to the buyer at that same price. Should the sale to the third-party fail to close, Coldwell Banker will take the Home into its inventory at the third-party offer value.

(2)	Amended Value Sale. If during the Acceptance Period the Employee locates a buyer for the Home and has neither executed a binder, contract, or other agreement with that buyer nor accepted any payment in connection therewith, Coldwell Banker will purchase the Home from the Employee at the price offered by the buyer and then sell the Home to the buyer at that same price. Should the sale to the buyer fail to close, Coldwell Banker will take the Home into its inventory at the Amended Value purchase price.

(3)	Appraised Value Sale. If the Employee is unsuccessful in selling the Home during the Acceptance Period, Coldwell Banker will purchase the Employee’s Home at the Appraised Value and will use its best efforts to sell the Home at the most advantageous price and terms.

(4)

Equity Advance Loan. Coldwell Banker will process and disburse an Employee’s equity advance in accordance with the Client’s employee relocation policy. Coldwell Banker will be repaid from the proceeds of the sale of an Employee’s Home. The Sarbanes-Oxley Act of 2002 (the “Act”) prohibits loans by publicly traded companies (including equity loans) to any of its directors or executive officers

(as defined in the Securities and Exchange Act of 1934 and the regulations thereunder). If Client is subject to the provisions of the Act, the Client agrees that no equity loan which it authorizes under this Agreement will violate the Act. In addition, if the Client is subject to the provisions of the Act, the Client agrees to indicate on any authorization for any such director or executive officer “EXECUTIVE OFFICER—NO LOANS AUTHORIZED”.

(5)	Final Equity Payment. Coldwell Banker will pay the balance of any unpaid Equity to the Employee after the Employee vacates the Home in accordance with the Client’s employee relocation policy.

C.	Sale of the Home by the Employee. Nothing in this Agreement is intended to be deemed as a guarantee by Coldwell Banker that the Employee will successfully sell the Home within a specific period of time at a particular price, it being expressly understood that Coldwell Banker’s services are designed and intended to assist the Employee in complying with the Client’s relocation policy, and with the advice of a local real estate broker/agent, in developing and implementing an objective marketing strategy for selling the Home.

IV. Mortgage Services

When the Client determines that an Employee is eligible for mortgage assistance, Coldwell Banker will offer the services without obligation of an affiliated company, NEMOVES Mortgage Corporation (“NEMOVES Mortgage”) or a Coldwell Banker preferred lender, to provide Employees of the Client with mortgage assistance services as follows:

A.	Authorization. Upon Authorization to NEMOVES Mortgage (with a copy to Coldwell Banker), NEMOVES Mortgage will offer mortgage assistance to the eligible employee.

B.	Approval. Upon completion of its review of the Employee’s mortgage application and other documentation, NEMOVES Mortgage will make a determination whether a mortgage loan should be made to the Employee (and any co-borrower); if the loan is granted, the loan amount, duration, interest rate and other terms and conditions governing such loan shall be communicated to the Employee. Final approval of the mortgage loan shall be at the sole discretion of NEMOVES Mortgage in compliance with its mortgage loan policies.

C.	Mortgage Loan Closing. If the Employee (and any co-borrower) has successfully fulfilled all of the obligations with respect to the mortgage loan application and commitment procedure, NEMOVES Mortgage will arrange for the closing of the loan. The Employee (and any co-borrower) will execute all instruments, including but not limited to the mortgage instrument, mortgage or promissory note, or similar documents, and will pay any fees and closing costs required by NEMOVES Mortgage.

D.	Direct Bill. If the Client has elected to participate in NEMOVES Mortgage Direct Bill program, then at time of closing NEMOVES Mortgage will pay on behalf of the Employee all reimbursable closing costs described in the Client’s current benefit policy, which shall be supplied to NEMOVES Mortgage. This arrangement shall be administered by NEMOVES Mortgage only if the Employee obtains a mortgage through NEMOVES Mortgage.

V. Moving Services

A.	Procedures

Coldwell Banker (and/or its move management service provider) will facilitate shipment of the Employee’s household goods by: counseling the Employee on the procedures and benefits of the program; selecting a qualified carrier with which Coldwell Banker has a relationship; booking the move; coordinating the packing, loading, pick-up, storage, and delivery, as appropriate, of the Employee’s household goods; and

assisting the Employee in filing and resolving any claims resulting from damage in transit. Upon completion of the move, Coldwell Banker will manage the audit and payment of the carrier’s invoice. As a registered moving broker, Coldwell Banker may receive commissions in connection with the procuring of moving services.

B.	Insurance

(1)	Domestic Shipments

Interstate: Defined as any shipment that moves via a household goods tractor-trailer and crosses a state border. This includes moves to and from Canada to the U.S. mainland. Coldwell Banker will provide at no cost to Client, up to $100,000 of replacement value insurance including pairs and sets, mechanical & electrical malfunction, and Acts of God coverage on each interstate shipment based on valuation of $10.00 per pound or as identified on the Valued Inventory form. employee (or Client on behalf of Employee) may purchase additional coverage in excess of $100,000 for the rate of $100 plus $3.50 per every $1000 of value.

Interstate Storage-in-Transit: Coldwell Banker will provide replacement value insurance coverage with a $100,000 limit for up to 12 months at no additional cost. If additional coverage has been purchased, the goods will be covered for the agreed upon value for up to 12 months.

Intrastate: Defined as any shipment that moves within a state border. (Applies to Regulated states only.) Coldwell Banker will obtain insurance and charge Client per the schedule below. This coverage will be zero deductible and include pairs and sets, mechanical & electrical malfunction, and Acts of God coverage based on a valuation of $10.00 per pound or as identified on the Valued Inventory form.

Employee (or Client on behalf of Employee) may purchase additional coverage in excess of $100,000 for the rate of $100 plus $3.50 per every $1000 of value.

For Example:

$150,000	-	$475
$150,000+	-	$475 plus excess

Intrastate Storage-in-Transit: Coldwell Banker will provide replacement value insurance coverage with a $100,000 limit for up to 12 months at no additional cost. If additional coverage has been purchased, the goods will be covered for the agreed upon value for up to 12 months.

Long Term Storage: Coldwell Banker will charge the Client $1.80 per $1000 valuation per 30 days. This coverage will be zero deductible and include pairs and sets, mechanical & electrical malfunction, identified on the Valued Inventory form on each shipment. Charges will commence the day the shipment is placed into long-term storage.

(2)	International Shipments

Coldwell Banker will obtain full replacement value insurance with zero deductible, including pairs and sets, mechanical & electrical malfunction, and Acts of God coverage for the benefit of Client at the rate of $30.00 per $1000.00 valuation, based on a minimum valuation of $12.00 per pound or as identified on the Valued Inventory form. Cost for storage is based on weight of shipment and the initial premium covers the goods for up to six months in approved warehouse storage. Storage after initial six months will be billed at $2.00 per $1000 of valuation. International shipments are defined as any household goods that are moved via air or ocean shipment (includes moves to and from Hawaii – U.S. mainland and Alaska – U.S. mainland).

Coldwell Banker does not assume any liability for loss and damage to household goods shipped or stored pursuant to this Agreement.

VI. Fees

A.	Service Fees. The Client will pay Coldwell Banker the service fees as stated below, plus Direct Expenses. Coldwell Banker may also receive a referral fee, or like payment from its suppliers in connection with services performed.

(1)	HomeSale Services

	(a)	AppraisedValue Sales (Guaranteed Buy Out)	$3,295.00 or One Percent (1%) of the appraised value, whichever is greater.

	(b)	Amendedand Buyer Value Option Sales	$2,595.00 or One-half of One Percent (1/2%) of the purchase price, whichever is greater.

	(c)	SpecialHomes	$3,695.00

	(d)	Funding and Direct Expenses for Home Sale and Shipment of Household Goods

Prime Rate plus one (1%) percent – CBRB will make all
disbursements of Employee home sale expenses, on
behalf of the Client, and will invoice the Client for all
disbursements and payments, together with interest on
such amounts at the Prime Rate plus 1% as quoted by the
Wall Street Journal, at the time of disbursement, and
compounded monthly.

Invoicing Procedures:

Home Sale – Coldwell Banker will invoice the Client for
all home sale expenses after the Home closes with the
third-party buyer.

Shipment of Household Goods – Coldwell Banker will
invoice the Client for HHG expenses after the van line
has submitted the invoice/s and the invoice/s has been
audited.

	(e)	Equity Advance Loan	One (1%) percent above prime per Loan Equity Advance – equity disbursement paid to the Employee prior to Home closing by CBRB on behalf of the Client.

	(f)	Final Equity Loan	One (1%) percent above prime Final Equity – equity disbursement paid to the Employee by CBRB on behalf of Client.

	(g)	Home Sale Cancellations	$295.00 – Company has cancelled relocation after home sale process has been initiated.

	(h)	Home Sale Expirations	$495.00 – Charged when Employee refuses GBO offer when marketing period expires.

(2)	Destination Services

	(a)	Candidate Area Tour	$300.00 – Candidate for employment is toured through various communities and shown representative housing to assist in understanding lifestyle and housing choices in the new area.

	(b)	Rental Assistance	$500.00 – (One day service) consultation with Employee, research and make appointments to show rental options, escort Employee to each property, assist with lease negotiations.

(3)	Destination Service International	$1,600.00 – (Two days, 12 hours) Assist international Employees with settling in services. This two-day service is individualized to meet the needs of the transferee. It can include rental search and tour, rental furniture selection, visit to social security office to obtain card, to the bank to open a checking account, school visitations, etc.

VII. Billings, Funding and Reporting

A.	Billings

(1)	Direct Expenses. Coldwell Banker will invoice, and the Client will pay, all Direct Expenses incurred by Coldwell Banker during the performance of this Agreement. Direct Expenses are defined as follows: all costs which are attributable to the provision of service to an Employee, including but not limited to, appraisals, broker’s market analyses (“BMA”) and inspections, brokerage commissions, title and title search fees, transfer taxes, equity payments, mortgage payoff, mortgage interest (or interest on the mortgage payoff at the mortgage interest rate), insurance premiums, property taxes, overnight delivery charges, postage, wire transfer fees, utilities, loss on resale, buyer incentive costs, real estate closing costs, fees charged by local home finding or rental providers, including costs of tours and finder’s fees, and all costs incurred by Coldwell Banker in handling and moving an Employee’s goods, including but not limited to packing, transporting, storing, and unpacking. The cost of improvements, cost of removal and mitigation of hazardous materials or gases (such as asbestos, lead paint, radon, gas, or urea formaldehyde insulation and replacement with suitable replacement materials), repair and maintenance costs with an aggregate of more than One Thousand Dollars ($1,000.00) may be made by Coldwell Banker only with the prior consent of the Company.

(2)	Home Sale Billings. Coldwell Banker will invoice, and the Client will pay, the following amounts:

(a)	Advance Billing. For Appraised Value Sales, Amended Value Sales, Buyer Value Option Sales that fail to close, and homes which are Special Homes, a billing equal to ten percent (10%), of the Appraised Value or sale price, if appropriate, of all Homes for which Coldwell Banker has issued an Offer and taken into inventory, as an advance against Coldwell Banker’s management fee and/or Direct Expenses, plus an additional eight percent (8%) of Appraised Value or sales price, if appropriate, after the Home is in inventory 180 days and every 180 days thereafter. If the Client requests that Coldwell Banker pay an Employee an amount in excess of the Appraised Value, Amended Value, or Assigned Sale Price, the Client will also advance to Coldwell Banker an amount equal to that excess.

(b)	Final Billing. A billing on each Home closed, showing the appropriate fee due Coldwell Banker as stated above, all Direct Expenses with regard to that Home, and a reconciliation of advances or amounts paid by the Client with regard to that Home, resulting in a credit due the Client or a payment due Coldwell Banker. Any net resale gains shall be a credit to the Client and any proceeds of the sale of Homes may be applied against Coldwell Banker’s fees and Direct Expenses.

(c)	Miscellaneous. A billing for any other costs reasonably incurred by Coldwell Banker at the Client’s request or subsequent to the final billing.

B.	Funding

Except as otherwise provided herein, Coldwell Banker will make all disbursements of Home Sale expenses using Coldwell Banker’s funds. Coldwell Banker will invoice the Client for all disbursements and payments, together with interest on such amounts at the Prime Rate plus one (1%) percent as quoted by the Wall Street Journal, at the time of disbursement, and compounded monthly. Interest on disbursements of expenses will accrue from the time of disbursement and compound monthly until payment by the Client.

C.	Reporting

Coldwell Banker may provide to the Client several monthly reports in Coldwell Banker’s standard format.

Addendum to Relocation Management Agreement

January 27, 2005

Mr. Dave Brady

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Dear Dave,

This letter certifies that Hologic, Inc. has entered into a Relocation Management Agreement with Coldwell Banker Residential Brokerage and, with regard to Roberto Cascella, is providing an Appraised Value Sale relocation program.

Sincerely,

/s/ Margy Ikenberry,
Margy Ikenberry, CRP
Vice President of Client Services
Coldwell Banker Residential Brokerage
Relocation Services Division